UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2015, Great Basin Scientific, Inc. (the “Company”) entered into an office lease (the “New Lease”) with Bay Pacific East South Temple, LLC (the “Landlord”) to lease approximately 13,399 square feet of office space located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111 for use as the Company’s new executive offices and labs.

The New Lease commences on the date that is twenty-one days after the later of (i) September 1, 2015 or (ii) the date upon which the Company’s work in the premises has been substantially completed (the “Commencement Date”).  The New Lease terminates sixty-five months after the Commencement Date.  Base rent payments due under the New Lease are expected to be approximately $1,231,526 in the aggregate over the term of the New Lease.  The Company is also responsible for certain other costs under the New Lease, such as certain operating expenses, taxes, assessments, insurance, and utilities.

The Company also entered into a first amendment to the New Lease on August 26, 2015, pursuant to which the Company agreed to expand the premises under the New Lease by an additional 6,088 square feet on a month-to-month basis for an additional $8,437.00 per month.

The Company currently leases (the “Existing Lease”) approximately 33,000 square feet of office and manufacturing space at 2441 South 3850 West, Salt Lake City, UT 84120, which Existing Lease was extended previously to April 30, 2016.  After the Commencement Date, the Company will continue to use the facility under the Existing Lease for manufacturing space.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.1	Office Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc. executed August 25, 2015
10.2	First Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 28, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Office Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc. executed August 25, 2015
10.2	First Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc.